CUSIP No. 111091104

EXHIBIT 3

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, Mississippi  39120

July 15, 2005

Board of Directors

Britton & Koontz Capital Corporation

500 Main Street

Natchez, Mississippi 39120

Re:

Britton & Koontz Capital Corporation (the “Company”)

Gentlemen:

In October 2004, I raised several issues with the board of directors of the Company (the “Board”) expressing my concern that the present market for the Company stock is thinly traded and shareholders receive a depressed price for their interest through open market sales of the Company’s stock.  I expressed my belief that the sale of the entire company to a significantly larger institution could provide the best price and improved liquidity to the shareholders.  The Board was reminded of its duty to the shareholders, and I proposed that the Board appoint an independent committee of directors to evaluate whether shareholder interests would be better served through sale to another institution or by remaining independent.  To date, I have not had an acceptable response from the Board with respect to these concerns.

I noted with interest that on May 23, 2005 a Schedule 13-D was filed by Hot Creek Capital, L.L.C. and David Harvey, which schedule raised a number of the same concerns I had previously raised with the Board.  In addition, I have talked with some of the Company’s other shareholders who have expressed that they share my concerns.  It is now clear to me that I am not the only shareholder that believes that the sale of the Company to a larger entity likely is the best way to maximize shareholder value.  As a result, five of the Company’s shareholders have agreed to form a group as provided in Section 13 of the Securities Exchange Act of 1934, as amended.  This group is filing a Schedule 13-D with the SEC to disclose the formation of the group and to disclose our intent to influence the Board to fulfill its fiduciary duties to the shareholders by seeking to maximize shareholder value.  We may also seek to encourage other shareholders to join in our group, in which case, we will file amendments to our Schedule 13-D as required by the Securities and Exchange Commission.

CUSIP No. 111091104

I would like to engage in conversations with the Board to discuss my concerns and issues as described above, as would certain other members of my filing group, and to work with the Board with respect to the best way for the Company to address these issues.  I look forward to hearing from you soon.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

CUSIP No. 111091104

EXHIBIT 4

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, MS 39120

(601)445-4143

November 3, 2005

VIA EMAIL AND HAND DELIVERY

Mr. W. Page Ogden, Chairman & CEO

Britton & Koontz Capital Corporation

500 Main St.

Natchez, MS  39120

Re:  Request for records

Dear Mr. Ogden:

I am the holder of 63,718 shares of the common stock of Britton & Koontz Capital Corporation (B&K).  I hereby request a copy of the company’s record of shareholders, including non-objecting beneficial owners.

Such copy should be in electronic form, if available, and include all contact information readily available to the corporation, including email addresses and telephone numbers if they are maintained in the shareholder database.

The purpose of this request is to enable communication with other B&K stockholders with respect to matters relating to our mutual interests as stockholders of B&K, including but not limited to recent SEC filings, the limited market for B&K stock, potential acquirers and valuations and possible shareholder proposals.  I also intend to encourage other stockholders to individually communicate their preferences regarding the future of B&K to the board and management.

I, or my agent, should be available to receive the requested information as soon as it is assembled.  In any event, and subject to statutory notice requirements, I request that the information be made available at your main office to me or my agent on November 14, 2005.

Please consider this a continuing request and provide records of shareholder transfers as they become available.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

CUSIP No. 111091104

EXHIBIT 5

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, MS 39120

(601)445-4143

November 22, 2005

VIA EMAIL AND HAND DELIVERY

Mr. W. Page Ogden, Chairman & CEO

Britton & Koontz Capital Corporation

500 Main St.

Natchez, MS  39120

Re:  Shareholder proposal for 2006 Annual Meeting of Shareholders

Dear Mr. Ogden:

Please find enclosed as EXHIBIT A my shareholder proposal to be presented at the 2006 Annual Meeting of Shareholders of Britton & Koontz Capital Corporation (B&K) and to be included in the proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

I have continuously held at least $2,000 in market value or 1% of the company’s securities entitled to be voted on the proposal at the meeting for at least one year prior to the date of this proposal and intend to hold these securities through the date of the annual meeting.  My address is 790 Hwy 61 South, Natchez, MS  39120.  I am the record or beneficial owner of 63,718 shares of the common stock of B&K.  Attached is a copy of a stock certificate evidencing ownership of 26,850 shares since 1997.  The majority of these shares were acquired July 12, 1993.

I am proposing, among other things, that the 80% supermajority requirement to amend key Articles of Incorporation sections be eliminated.

It is my belief that the B&K board is not adequately responsive to shareholder concerns.  Your recent comments to the press indicate that the market for companies like B&K is “hot”, but that “…our board of directors has no desire to eliminate B&K Bank in the community we serve.”  It appears that the Board wishes B&K to remain independent even if that prevents shareholders from realizing the significant economic value that may be available through sale to a larger institution.

My proposal is designed to bring B&K more in line with other public companies as regards defensive provisions and perhaps make B&K more responsive to shareholder interests.  A recent report by TrueCourse, Inc., a New York based financial research and consulting firm specializing in takeover defense intelligence, obtained from http://www.SharkRepellant.net assigns B&K a “Bullet Proof Rating” of 8.25 out of 10.  According to staff at TrueCourse the average for institutions such as B&K is in the mid 5’s.  I am also enclosing a copy of this report and ask that you share it with the Board of Directors along with this letter and shareholder proposal.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

Enclosures

CUSIP No. 111091104

EXHIBIT A

Adopt Simple Majority Vote – Eliminate Defensive Supermajority Requirement

RECOMMEND:  Request that the Board take all steps necessary to eliminate the 80% supermajority vote requirement to amend portions of B&K’s Articles of Incorporation and to adopt simple majority voting (majority of votes cast) for all matters submitted for shareholder approval, except where a larger vote is required by law.

Background

Mississippi law merely requires the approval of a majority of shareholders to amend a company’s articles of incorporation.  When B&K, the holding company for B&K Bank, was formed in the 1980s, shareholders approved supermajority provisions in its Articles to provide protection against unwanted takeovers, and to insure that a fair price would be received in the event of takeover.  Today B&K is a publicly traded company with over 1,000 shareholders.  B&K is a different company and these formerly protective measures are now detrimental to shareholder interests.

Supermajority Requirements Are Not Favored by Shareholder Advocates

•

“The funds support shareholders’ ability to approve or reject matters presented for a vote based on a simple majority.  Accordingly, the funds will support proposals to remove supermajority requirements and oppose proposals to impose them.” Vanguard’s Proxy Voting Guidelines, http://flagship4.vanguard.com

•

“The shareholders' right to vote is inviolate and should not be abridged… A majority vote of common shares outstanding should be sufficient to amend company bylaws or take other action requiring or receiving a shareholder vote. Supermajority votes should not be required.”  The Council of Institutional Investors Corporate Governance Policies, http://www.cii.org

Supermajority Required to Amend Specific Articles

•

Articles 7 and 12 provide protective measures for the corporation from potential acquirers under certain circumstances.  Shareholders should be able to eliminate these provisions if they believe it discourages legitimate offers.

•

Article 10 provides how directors are elected or removed.  Shareholders may wish to make changes if a board is perceived to be unresponsive to shareholder interests.

•

Article 11 provides, among other things, that the Board shall consider factors other than price in evaluating the merits of a proposed sale or merger.  This provision could allow a board to place excessive weight on remaining independent and avoiding an acquisition that would be in shareholders’ economic interest.

Supermajority Provisions are Difficult to Meet, Minority Can Block Majority

•

80% of all shares outstanding (not just 80% of shares represented at a meeting) must approve amendments to key Articles provisions

•

80% of shares are seldom represented at annual meetings of B&K

•

If 80% of shares are represented at an annual meeting, then 1% can block the will of 79%

Board Insulated from Shareholder Economic Interests

•

Two-thirds of the Board own in total less than 2.5% of shares

•

The entire Board owns less than 8%

•

Contrary to shareholder interests and rights management has publicly stated that the Board “… has no desire to eliminate B&K Bank in the community we serve.”

VOTE YES TO ADOPT SIMPLE MAJORITY VOTING -- GIVE SHAREHOLDERS AN ADEQUATE VOICE!

CUSIP No. 111091104

www.SharkRepellant.net
The Definitive Source for Takeover Defense Intelligence

Takeover Defense Profile

About SharkRepellent.net

www.SharkRepellent.net is brought to you by TrueCourse, Inc., a New York based financial research and consulting firm specializing in takeover defense intelligence. Our products and services assist major financial institutions, investment banks, legal professionals and corporations in defending their clients from unsolicited takeover bids, assessing the takeover defenses of specific companies, identifying corporate governance trends, researching the impact of takeover defense provisions on stock prices, voting for defense related proxies and investigating market opportunities.

For more information, visit us at www.SharkRepellent.net or call us at 212.209.3360.

CUSIP No. 111091104

Glossary of Key Terms Used in This Report

Action by Written Consent

Ability of shareholders to act without a meeting by giving their consent in writing to the taking of any action required or permitted to be taken at a meeting. The ability to act by written consent can be important for an acquiring company to take its case to shareholders or to remove directors before their term expires. Eliminating the ability of shareholders to act by written consent or to call special meetings forces a hostile acquirer to launch its bid in a limited time period during the year with enough time to launch a proxy fight before the annual meeting. Often a different vote requirement is needed to take action via written consent than would be required if the action was taken at a meeting. Companies may set the vote requirement to be unanimous, effectively precluding action by written consent.

Bullet Proof Rating

TrueCourse, Inc.'s proprietary weighted average index comprised of significant provisions and procedural items that contribute to defending against hostile takeovers. The rating includes only proactive defenses, and as such does not take into consideration ownership and voting rights, the takeover laws that govern the state in which a company is incorporated, nor whether a company has opted out of coverage of applicable state takeover laws. The rating scale is from 0 to 10, with a 10 representing the most formidable defenses. The Bullet Proof Rating is a relative measurement of a company's takeover defense protection and is not intended to measure the probability of a successful defense.

Classified Board with Staggered Terms

Under a standard corporate board structure, all directors are up for election each year. A classified board is divided into classes, with a different class of director up for re-election each year. A classified board is typically divided into three classes of equal size, with each director's term running three years and each class' term expiring in consecutive years. Many companies believe that classified boards enhance stockholder value by providing continuity and stability to the company's business strategies and policies by ensuring that at least a majority of the directors will at all times have in-depth knowledge of the company and its business, which assists the board in conducting long-term strategic planning. However, many stockholders believe that one of the most effective ways to improve director accountability is to require all directors to be elected annually. Director elections afford stockholders one of the few opportunities available to express their views on the performance of the board generally and of directors individually. A classified board can be used to make it more difficult to replace a majority of the board, and thus lead to entrenchment by board members. In a proxy fight to unseat directors and replace them with a slate more sympathetic to a takeover bid or to remove a poison pill, only a minority of board seats could be replaced at that time, and the acquirer would have to wait another year to take control of the board.

Cumulative Voting

A method of stock voting in the election of directors that permits shareholders to cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. The shareholder can cast the whole number of votes for one candidate or distribute them among the other candidates in any way they wish. Cumulative voting gives minority shareholders more opportunity for board representation, since they can cast all of their votes for one candidate as opposed to voting for a different candidate for each open seat. Cumulative voting only applies to the election of directors and is not applicable to any other business to be voted on.

Director Removal

Ability of shareholders to remove a director before his or her term expires. Directors may be removed with or without regard to 'cause' (e.g., guilty of self-dealing, fraud, misappropriation of company assets, etc.), and companies may require a supermajority vote requirement (e.g., 66.67%) to remove directors under certain circumstances. Requiring that directors can only be removed for cause or requiring a supermajority vote requirement to remove directors makes it more difficult for an acquirer to remove some or all directors before their term expires in order to facilitate a takeover proposal.

Poison Pill

A shareholder rights plan, or poison pill, is designed to prevent a hostile takeover by increasing the cost of an acquisition to an acquirer and by producing immediate and significant dilution of an acquirer's investment. If triggered, poison pills allow existing shareholders, excluding the acquirer, of the target company to buy additional shares of the company and/or the potential acquirer at a bargain price. Many companies believe that poison pills enable shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire the company. However, evidence surrounding the value of poison pills is controversial, including theories that the adoption of a poison pill increases share value and that companies with poison pills in force receive higher takeover premiums than companies without poison pills. Institutional investors typically object to most forms of poison pills, believing they foster entrenched management, fail to promote director independence and generally raise questions of shareholder democracy and good corporate governance. A status of 'In Force' indicates that the company is currently protected by a poison pill.

Special Meetings

Ability of shareholders to call special meetings. Some companies and/or state laws limit the right to call special meetings to shareholders holding not less than a specified percentage of the voting power. Limiting shareholders' rights to call a special meeting is an important takeover defense. It prevents shareholders from removing directors between scheduled meetings and from acting on a takeover bid. Eliminating the ability to act by written consent or to call special meetings forces a hostile acquirer to launch its bid in a limited time period during the year with enough time to launch a proxy fight before the annual meeting.

CUSIP No. 111091104

State Statutes

Provision(s) of the state takeover law of the company's state of incorporation. Most states allow a company to decline coverage (i.e., opt out) of all or some of its anti-takeover laws by adopting an appropriate provision in its charter and/or bylaws. Beyond opting in or out of coverage of a particular statute, there may be additional criteria that must be met for that statute to apply to a company. These criteria differ from state to state, but commonly include the company maintaining a principal place of business or substantial assets within the state and having a minimum number or percentage of its stockholders being residents of the state. In addition to proactive measures that a company can choose to adopt to protect it against hostile takeovers, the use of state anti-takeover laws is a valuable component of a company's overall anti-takeover arsenal.

Supermajority Vote Requirements

Provision whereby the affirmative vote of more than a simple majority (typically 66.67%, 75% or 80%) of the voting power is required to approve an action (e.g., remove directors, amend/repeal a charter and/or bylaw provision, approve a merger or business combination). Supermajority vote requirements can make it more difficult for an acquirer to replace directors with its own slate between shareholder meetings, amend or repeal certain charter and/or bylaw provisions that may impede a takeover attempt or to approve the takeover bid itself.

CUSIP No. 111091104

Britton & Koontz Capital Corporation (BKBK) Nasdaq Small Cap

Company Details
Address:	500 Main Street, Natchez, Mississippi 39120
Incorporated:	Mississippi
Web Site:	www4.bkbank.com
SIC Classification:	National Commercial Banks (6021)
Business Description:

Britton & Koontz Capital Corporation provides commercial and consumer banking and trust services in parts of Mississippi and Lousiana. The products and services offered by the bank include personal and commercial checking accounts, money market deposit accounts, savings accounts, safe deposit box facilities and automated clearinghouse services.

Bullet Proof Rating:	8.25

Ownership Details
Shares Outstanding:	2,116,000	Total Float:	72.083%
Insider Ownership:	27.917%	Insider Ownership (Diluted):	28.379%
Institutional Ownership:	2.608%
Top Ten Institutional Holders:	2.607%	Number Institutional Holders:	6
ESOP	7.497%	ESOP Shares:	158,630
Ownership Data: Copyright (c) 2005 FactSet Research Systems Inc., all rights reserved

Charter Filing	Bylaw Filings
Amendment filed on 03-07-1997 in a Proxy Statement effective 04-10-1997	Amended/Restated filed on 12-22-2004 in a 8-K effective 12-21-2004
Amended/Restated filed on 01-29-1997 in a S-8

Board Details

Classified board with staggered terms.

Board is authorized to increase or decrease the size of the board without shareholder approval.

Directors can be removed with or without cause by a vote of 80% of shares entitled to vote. However, if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against that director's removal would be sufficient to elect that director if cumulatively voted at an election of the class of directors of which that director is a part (80% to amend/repeal).

Any vacancy in the Board of Directors, however created, shall be filled at the annual meeting of stockholders succeeding the creation of such vacancy (80% to amend/repeal).

Voting Details

Cumulative voting is permitted in the election of directors.

Unanimous written consent (default Mississippi state statute).

Special meetings can only be called by shareholders holding not less than 10% of the voting power.

Supermajority vote requirement (80%) required to approve mergers with a Tender Offeror holding more than 10% of voting securities (80% to amend/repeal).

Supermajority vote requirement (80%) to amend certain charter provisions.

Advance Notice Text:

For proposals and nominations to be timely, the required material must be received by the Corporation a reasonable period of time in advance of the meeting to which the proposal relates and in any event must comply with the notification requirements set forth in Rule 14a-8 of Regulation 14A adopted pursuant to the Securities Exchange Act of 1934, as amended from time to time.

Other Details

Board is authorized to adopt, amend or repeal bylaws without shareholder approval. Expanded constituency charter provision (80% to amend/repeal).

Current Poison Pill Position

Britton & Koontz Capital currently has a shareholder rights plan (poison pill) in force that will expire on 9-1-2006. At the company's 5-16-1996 annual meeting, shareholders overwhelmingly approved the adoption of the rights plan.

Poison Pill Provisions

Pill Type:	Flip-in/Flip-over	Pill Status:	In Force
Adoption Date:	06-01-1996	Last Amended:	n/a
Rights Agreement Date:	06-01-1996	Expiration Date:	09-01-2006
Exercise Price:	$600

CUSIP No. 111091104

Acquiring Person & Separation of Rights

Securities Purchasable Per Right:	1 share of Common Stock
Acquiring Person:	25%
% to Separate (Person):	25%	Days to Separate (Person):	10
% to Separate (Tender Offer):	25%	Days to Separate (Tender Offer):	10
Trigger Exemptions: Passed Threshold 'Inadvertently' and Promptly Divests Shares

Flip-in Flip-over

Status Flip-in:	25%	Bargain Factor upon Flip-in:	50%
Flip-over:	50%

Redemption
Redemption Price:	$0.001	No Redemption after Threshold Passed

Other Key Provisions
Permitted Offer:	No
Limited Threshold Reduction:	No
Exchange Feature:	Yes
Chewable:	No
Sunset Provision:	No
Tide Provision:	No

 Pill History

Original Plan filed on 01-29-1997 in a S-8 effective 06-01-1996

Pill Amendment History

05-16-1997 -Exercise price increased from $150 to $600 as a result of 5-16-1997 4-for-1 stock split

State Statutes

Sections 79-27-1 to 79-27-11 of the Mississippi Business Corporation Act ("MBCA") (the "Mississippi Control Share Act") provides that voting rights of shares of a covered corporation acquired by a stockholder at ownership levels of 20%, 33 1/3% and 50% of the outstanding voting stock are denied unless the acquiring person delivers a "disclosure statement" to the company and a majority of the outstanding shares not including shares held by the acquiring person, officers, and employee directors of the corporation authorize the voting rights at a special meeting requested by and paid for by the acquiring person. The company has not opted out of this provision. ("Control share acquisition")

Section 79-4-8.30 of the MBCA provides that a director, in determining what he reasonably believes to be in the best interests of the corporation, may consider the interests of the corporation's employees, suppliers, creditors, customers, the economy of the state and nation, the community and societal considerations and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. ("Expanded constituency")

Sections 79-25-1 to 79-25-9 of the MBCA (the "Mississippi Shareholder Protection Act") provides that any business combination with an interested shareholder (beneficial owner of 20% or more of the voting stock) must be approved by 80% of the voting power and at least two-thirds of the voting power not beneficially held by the interested shareholder. The supermajority vote requirement does not apply if the business combination was approved by 80% of the continuing directors or if certain fair price requirements are met. The company has not opted out of this provision. ("Fair price provision")

Section 79-4-6.24 of the MBCA endorses the use of shareholder rights plans ("poison pills") for in-state companies

CUSIP No. 111091104

Disclaimer

The material provided in this report is for informational purposes only and does not constitute legal advice or advice to buy or sell securities. You acknowledge that any reliance upon any information in this report is at your sole risk. TrueCourse reserves the right, in its sole discretion and without notice, to correct any errors or omissions in any portion of the report.

Except as expressly set forth herein, this report is provided "as is" and "as available", without warranties of any kind, either express or implied, including, but not limited to, warranties of title or implied warranties of merchantability, fitness for a particular purpose, title, compatibility, security, accuracy, or non-infringement. To the fullest extent permissible by law, TrueCourse makes no warranties and shall not be liable for the use of the report under any circumstances, including but not limited to negligence by TrueCourse. TrueCourse does not warrant (i) that the report will meet any particular criteria of performance or quality (ii) that the results that may be obtained from the use of the report will be accurate or reliable or that the quality of the report will meet your expectations.

TrueCourse, Inc.

1 Gateway Center Suite 2600 New Jersey, NY 07102 (800) 404-7470

www.truecourse.com

info@truecourse.com

Takeover Defense Profile – Britton & Koontz Capital Corporation

@2005 FactSet TrueCourse, Inc.  All Rights Reserved

11-02-2005

CUSIP No. 111091104

December 2, 2005

Bazile R. Lanneau, Jr.

790 Hwy. 61 South

Natchez, Mississippi 39120

Re: Shareholder Proposal for 2006 Annual Meeting of Shareholders

Dear Mr. Lanneau:

Britton & Koontz Capital Corporation (the "Company") received your letter dated November 22,

2005 in which you submitted a shareholder proposal recommending that the Company's Board of

Directors take all necessary steps to eliminate the 80% supermajority voting requirement to amend portions of the Company's Articles of Incorporation and to adopt simple majority voting for all matters submitted for shareholder approval, except where a larger vote is required by law.

Rule 14a-8(c), promulgated under the Securities Exchange Act of 1934, as amended, provides that each shareholder of a Company may submit no more than one proposal to a company for a particular shareholder's meeting. A copy of Rule 14a-8 is enclosed with this letter. Upon reviewing your submission, we believe that it actually constitutes two proposals. Please revise your submission so that it constitutes only one shareholder proposal.

Under Rule 14a-80, you have fourteen days from the date of your receipt of this letter to submit a revised proposal to the Company. If you fail to submit a revised proposal within this fourteen-day period, we intend to omit your proposal from the Company's proxy materials for the 2006 Annual

Meeting of Shareholders. Please be advised, however, that the Company reserves its right to, and may seek to, exclude your proposal (or any revised proposal you submit in response to this letter) from its proxy materials on additional grounds in accordance with Rule 14a-8.

Sincerely,

/s/ W. Page Ogden

W. Page Ogden

President and Chief

Executive Officer

Enclosure

CUSIP No. 111091104

December 7, 2005

VIA EMAIL AND CERTIFIED MAIL

Mr. W. Page Ogden, Chairman & CEO

Britton & Koontz Capital Corporation

500 Main St.

Natchez, MS  39120

Re:  Shareholder proposal for 2006 Annual Meeting of Shareholders

Dear Mr. Ogden:

I am in receipt of your letter of December 2, 2005 informing me of Britton & Koontz Capital Corporation’s decision to object to my shareholder proposal.  Specifically you indicate that my proposal violates the One-Proposal Rule as set forth in Rule 14a-8(c).

My proposal consists of a single well-defined unifying concept: that the board of directors reduce shareholder approval voting requirements to the minimal levels required by state law, including elimination of the 80% supermajority vote required to amend sections of B&K’s Articles of Incorporation.  The specific request regarding amendment of Articles provisions is a subset of the request to “…adopt simple majority voting (majority of votes cast) for all matters submitted for shareholder approval…”

In response to your comments, I have agreed to modify my proposal as follows:

RECOMMEND:  Request that the Board take all steps necessary to adopt simple majority voting (majority of votes cast) for all matters submitted for shareholder approval (except where a larger vote is required by law), including the elimination of the 80% supermajority voting requirements contained in B&K’s Articles of Incorporation.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

CUSIP No. 111091104

EXHIBIT 6

PHELPS DUNBAR, LLP
COUNSELORS AT LAW
Canal Place
365 Canal Street • Suite 2000
New Orleans, Louisiana 70130-6534
(504) 566-1311

Fax (504) 568-9130

December 27, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
Office of Chief Counsel
100 F Street, N.E.
Washington, D.C. 20549

Re:

Shareholder Proposal of Bazile R. Lanneau, Jr.

Ladies and Gentleman:

We submit this letter on behalf of our client, Britton & Koontz Capital Corporation, a Mississippi corporation (the “Company”), regarding a shareholder proposal the Company has received from Bazile R. Lanneau, Jr. (the “Proposal”) for inclusion in the proxy statement and form of proxy to be distributed to the Company’s shareholders in connection with its 2006 Annual Meeting of Shareholders (the “2006 Proxy Materials”). The Company hereby notifies the Securities and Exchange Commission (the “Commission”) and Mr. Lanneau of its intention to exclude the Proposal from its 2006 Proxy Materials for the reasons set forth below.  The Company respectfully requests that the staff of the Division of Corporation Finance of the Commission (the “Staff’) confirm that it will not recommend any enforcement action to the Commission if the Company excludes the Proposal from its 2006 Proxy Materials. The Company expects to mail its 2006 Proxy Materials to shareholders on or about

March 24, 2006.

Pursuant to Rule l4a-8(j) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”),

enclosed for filing with the Commission are six copies of (i) this letter, which includes an explanation of why the Company believes that it may exclude the Proposal, (ii) the Proposal (including the cover letter enclosing the Proposal) and (iii) all other correspondence between the Company and Mr. Lanneau regarding the Proposal. Also, in accordance with Rule 14a-8(j), the Company has mailed a copy of this letter and its attachments to Mr. Lanneau, informing him of the Company’s intention to omit the Proposal from its 2006 Proxy Materials.

The Proposal

A copy of the Proposal is attached as Exhibit A hereto. Mr. Lanneau initially submitted his proposal by letter to the Company dated November 22, 2005, a copy of which (including all attachments) is attached hereto as Exhibit B. By letter dated December 2, 2005, attached hereto as Exhibit C, the Company notified Mr. Lanneau that it believed that his proposal violated Rule 14a-8(c) in that the Proposal actually set forth two shareholder proposals. By letter dated December 7, 2005, attached hereto as Exhibit D, Mr. Lanneau submitted a modified Proposal. The Proposal, as so modified, is as follows:

CUSIP No. 111091104

December 27, 2005

RECOMMEND: Request that the Board take all steps necessary to adopt simple majority voting (majority of votes cast) for all matters submitted for shareholder approval (except where a larger vote is required by law), including the elimination of the 80% supermajority voting requirements contained in B&K’ s Articles of Incorporation.

Mr. Lanneau also submitted a statement in support of his Proposal, a copy of which is included on Exhibit A hereto (the “Statement in Support”).

Reasons for Exclusion

The Company believes that the Proposal may be properly omitted from the 2006 Proxy Materials pursuant to Rule 14a-8(c) and Rule 14a-8(i)(3).

1.

The Proposal may be omitted because it violates Rule 14a-8(c).

Rule 14a-8(c) provides that a shareholder may not submit more than one proposal for a single shareholder’s meeting. Pursuant to Rule l4a-8(f)(l), a company may exclude a shareholder proposal that violates Rule l4a-8(c), but only after the company has given the shareholder notice of the rule violation within fourteen days of the company’s receipt of the shareholder proposal and the shareholder has failed to cure the defect within fourteen days of receipt of the company’s notification of the violation. The Company’s letter to Mr. Lanneau dated December 2, 2005 timely notified Mr. Lanneau that his Proposal violated Rule 14a-8(c). Mr. Lanneau submitted a revised proposal within the required time period. Mr. Lanneau’s revisions, however, were purely cosmetic and, as explained below, did not remedy the Proposal’s violation of Rule 14a-8(c). Thus, the Company may exclude the Proposal from its 2006 Proxy Materials.1

The Staff has on numerous occasions allowed a company to exclude a shareholder proposal that contained multiple proposals. See, e.g.. AT&T Corp. (February 19, 2004), and Compuware Corporation (July 3, 2003). Furthermore, a shareholder may not avoid the one proposal rule by submitting multiple unrelated proposals couched as a single proposal. The Staff has consistently taken the position that substantially distinct proposals may not be considered a single proposal for purposes of Rule 14a-8(c), regardless of the form of the proposal. See, e.g., American Electric Power Co., Inc. (January 2, 2004) (proposal framed as one amendment to the company’s articles and/or by-laws actually amounted to four proposals and could be excluded); and Palitin Technologies, Inc.

(October 1, 2003) (company permitted to exclude proposal which, although phrased as a single resolution, requested that cumulative voting be implemented and that directors be elected annually).

Notwithstanding the fact that it has been framed in terms of a single recommendation, the Proposal violates

Rule l4a-8(c) because it consists of two separate proposals. The Proposal recommends that the Board of Directors of the Company (the “Board”) take all action necessary to establish that the approval of only a majority of shareholder votes cast on a matter is required for a matter to be approved. The Company’s Restated Articles of Association, a copy of which is attached as Exhibit E (the “Articles”), currently set forth supermajority voting requirements for the approval of specified actions.2

_________________________________________

1 For the remainder of this letter, references to the “Proposal” shall be deemed to refer to the Proposal as revised by Mr. Lanneau in his letter to the Company dated December 7, 2005.
2 For example, Article Tenth of the Articles requires the vote of 80% of the outstanding shares of the Company to remove a director from office;

   an 80% vote is similarly required to alter, amend or repeal Article Tenth.

CUSIP No. 111091104

December 27, 2005

In effect, the Proposal is a proposal seeking to lower to a simple majority the approval thresholds for the covered actions.

The Proposal also implicitly contains a second proposal. Section 79-4-7.28(a) of the Mississippi Business Corporation Act provides that directors of a Mississippi corporation are elected by a plurality of the votes cast by shares entitled to vote in the election of directors, unless the company’s articles of incorporation provide otherwise. The Company’s Articles do not contain a provision altering this plurality vote requirement. If the Board were to follow the recommendation set forth in the Proposal, not only would the Board undertake the actions necessary to eliminate any supermajority voting requirements set forth in the Articles, but it would also take those actions required to ensure that the slate of directors nominated for election are approved by a majority of the votes cast. In effect, the Proposal sets forth a second proposal seeking to raise to a simple majority the threshold for approving the directors nominated for election to the Board. Thus, the Proposal is effectively two proposals — one to lower the Company’s voting requirements to a simple majority threshold for those actions that currently require greater than a majority vote (the “Majority Vote Proposal”), and another to raise the Company’s voting requirements with respect to the approval of the slate of directors nominated for election (the “Director Election Proposal”). Being two proposals, the Proposal violates Rule 14a-8(c), and the Company may exclude it from its 2006 Proxy Materials.

In certain circumstances, the Staff has taken the position that multiple proposals will be deemed to constitute one proposal if they relate to a specific, unifying concept. See Securities Exchange Act Release No. 12999 (Nov. 22, 1976). For example, in AT&T Corp. (April 10, 2002), a shareholder submitted a proposal asking the company to require separate votes on matters presented for a shareholder vote in any future restructuring involving the creation of a new corporation. Since the different facets of the proposal all related to the “unbundling” of matters presented to the shareholders, the proposal was deemed to constitute one proposal. See also Computer Horizons Corp. (April 1, 1993) (proposal recommending that the board modify or terminate each contract, plan or arrangement which would significantly disadvantage potential buyers of the company related to the single concept of eliminating takeover defenses and was thus one proposal). Furthermore, the unifying concept must be narrowly focused. In Palitin Technologies, Inc. (October 1, 2003), the shareholder proposal recommended that the board of the company implement both cumulative voting in the election of directors and the annual election of directors. The company argued that these two issues were sufficiently distinct such that the proposal was actually two separate proposals, and the Staff concurred in this view.

Unlike the shareholder proposals at issue in the AT&T Corp., Computer Horizons Corp. and Palitin Technologies, Inc. letters, the Proposal does not relate to a focused, unifying concept. The concept underlying the Majority Vote Proposal can aptly be described as the elimination of the Company’s takeover defenses, as the only provisions in the Company’s Articles that require a supermajority vote of the shareholders are those that are designed to provide the Company with flexibility when responding to an unsolicited takeover attempt. The Director Election Proposal, however, clearly does not relate to the elimination of takeover defenses. Indeed, if the Director Election Proposal were implemented, unsolicited takeovers of the Company would likely be made more difficult since a higher vote would be required to replace incumbent directors. In the Company’s view, the concept underlying the Director Election Proposal relates to the election of directors rather than the elimination of takeover defenses. Furthermore, the Company believes that the implications of requiring majority voting on matters such as a merger with a shareholder owning ten percent or more of the Company’s common stock, as the Majority Vote Proposal would require if implemented, are vastly different from the implications of requiring majority

CUSIP No. 111091104

December 27, 2005

voting for directors, as the Director Election Proposal would require if implemented. Thus, a concept such as “majority voting” is far too broad to allow the Proposal to be viewed as a single proposal.

As the above discussion explains, the Proposal submitted by Mr. Lanneau is in fact two separate proposals.

On this basis, the Proposal may be omitted from the Company’s 2006 Proxy Materials pursuant to Rules 14a-8(c) and 14a-8(f)(1).

2.

The Proposal may be omitted because it violates Rule 14a-8(i)(3).

Rule l4a-8(i)(3) allows a company to exclude a shareholder proposal if the proposal or the statement in support of such proposal is contrary to any of the Commission’s proxy rules, including Rule 14a-9, which prohibits materially false or misleading statements in proxy materials. In numerous notification letters, the Staff has permitted a company to exclude a proposal on the basis of Rule 14a-8(i)(3). See, e.g., Procter & Gamble Co. (October 25, 2002) and General Magic, Inc. (May 1, 2000). Even if the Staff does not agree that the Proposal is actually two proposals and thus excludable pursuant to Rules 14a-8(c) and 14a-8(f)(1), the Statement in Support violates Rule 14a-8(i)(3) to such an extent that the Company may exclude the Proposal from its 2006 Proxy Materials.

A.

 The Proposal and Statement in Support are Vague.

The Staff has indicated that a shareholder proposal may appropriately be excluded where the shareholder  proposal and supporting statement, read together, are “so inherently vague or indefinite that neither the stockholders voting on the proposal, nor the company in implementing the proposal (if adopted), would be able to determine with any reasonable certainty exactly what actions or measures the proposal requires.” Division of Corporation Finance: Staff Legal Bulletin No. 14B (September 15, 2004) (“Bulletin 14B”). See also Dow Jones & Company, Inc. (March 9, 2000) (a proposal may be excluded when it is so vague that the actions taken by the Company in implementing the proposal could be significantly different from the actions envisioned by the shareholders). The Company believes that the Proposal and Statement in Support, taken together, satisfy this vagueness standard.

As discussed above, the Proposal would, if implemented, require not only that the Company eliminate supermajority voting requirements in its Articles, but also that the Articles be amended to provide for majority voting for directors. Despite the two consequences of the Proposal, neither the Proposal nor the Statement in Support mentions, much less discusses, the implementation or effects of majority voting for directors. The Statement in Support solely focuses on the perceived necessity to eliminate the Company’s supermajority voting requirements. Shareholders voting on the Proposal will have no idea that their votes may effect a significant change in the method by which seats on the Company’s Board are filled.

Furthermore, implementing majority voting for directors requires far more than simply amending the company’s charter to provide for a majority vote. For example, a company must determine whether the majority vote requirement applies only in uncontested elections or if it also applies to contested elections. Additionally, a company must determine the consequences in the event that fewer directors receive majority votes than there are vacancies on the company’s board. Neither the Proposal nor the Statement in Support provide any guidance whatsoever regarding how majority voting for directors is to be implemented. Therefore, even if a shareholder were able to ascertain that the Proposal recommends that the Articles be amended to require that the Company’s directors must receive the approval of a majority of shareholders to be elected to the Board, the Proposal does not give the shareholders or the Company any instructions regarding what actions must be taken to implement the Proposal. The majority

CUSIP No. 111091104

December 27, 2005

vote procedures that the Company establishes if the Proposal is implemented could be drastically different from the procedures envisioned by shareholders voting on the Proposal (to the extent the shareholder grasped the full consequences of the Proposal).

The Proposal, if implemented, would require the Company to adopt majority voting for directors. Since neither the Proposal nor the Statement in Support disclose this consequence (much less provide any details regarding how the Proposal should be implemented), the Proposal and Statement in Support are impermissibly vague. Thus, the Company may exclude the Proposal pursuant to Rule 14a-8(i)(3).

B.

The Statement in Support is Materially False and Misleading.

A shareholder proposal may be excluded or modified under Rule 14a-8(i)(3) if “the company demonstrates objectively that a factual statement is materially false or misleading” or if “substantial portions of the supporting statement are irrelevant to a consideration of the subject matter of the proposal.” Bulletin 14B. There are a number of instances where the Statement in Support is materially false or misleading or contains irrelevant information:

(1)

The second sentence under the caption “Background” in the Statement in Support states that the Company’s shareholder approved supermajority provisions in the Company’s Articles in the 1980’s when the Company was formed as a holding company of its subsidiary B&K Bank, N.A. This statement is objectively false and materially misleading. The supermajority provisions that the Statement in Support refers to are found in Articles Seventh, Tenth, Eleventh and Twelfth. Although Article Seventh was part of the Company’s Articles when it was formed in the 1980’s, the remaining three Articles were adopted by the Company’s shareholders at the 1996 Annual Meeting of Shareholders held on May 16, 1996. Thus, it is clearly false that the supermajority provisions in the Company’s Articles were adopted in the 1980’s, and this portion of the Statement in Support may be excluded.

This portion of the Statement in Support also renders the remainder of the paragraph under the caption “Background” materially misleading. The final two sentences of the paragraph assert that the supermajority provisions in the Company’s Articles are no longer beneficial to shareholder interests because the Company is different from when the supermajority provisions were originally adopted. According to the Statement in Support, the reasons why the Company is different are that it is now publicly traded and it has over 1,000 shareholders. The Company, however, registered with the SEC in 1993 under Section 12(g) of the Exchange Act in connection with the Company’s merger with Natchez First Federal Savings and Loan, approximately three years prior to the date when Articles Tenth, Eleventh and Twelfth were adopted by the Company’s shareholders. Also, as of August 14, 1996, the Company had 543 shareholders of record. Thus, when the shareholders adopted Articles Tenth, Eleventh and Twelfth, the Company was, in the Company’s view, little different than it is today, at least based on the Statement in Support’s explanation as to why the Company is different. The Statement in Support will mislead shareholders into believing that the Company has experienced more drastic changes since the date when the majority of the provisions in the Company’s Articles that contain supermajority voting requirements were adopted. Thus, the Company may omit the final two sentences of the this portion of the Statement in Support.

(2)

 As discussed above, the final sentence under the caption “Background” in the Statement in Support states that “B&K is a different company and these formerly protective measures [i.e. the supermajority provisions in the Company’s Articles] are now detrimental to shareholder interests.” In addition to this statement being materially misleading for the reasons set forth above, this statement is

CUSIP No. 111091104

December 27, 2005

materially vague. The statement is written as an assertion of fact, without any supporting evidence. Even if the statement is viewed as Mr. Lanneau’s opinion, however, there is no explanation as to what is meant by “shareholder interests,” the meaning of which is essential to ascertaining whether the supermajority provisions in the Articles are actually detrimental to shareholder interests. The Company cannot discern from the Statement in Support whether “shareholder interests” is meant to refer to all possible interests a shareholder may have in the Company or some subset thereof. Under the same caption, the Statement in Support provides that the shareholders approved the supermajority provisions to protect against unwanted takeovers and to ensure that a fair price was received if a takeover were to occur. Perhaps these motivations are what is meant by “shareholder interests.” If so, then the above-quoted language is objectively false, as the fact that the Company is publicly traded and has over 1,000 shareholders has no effect on whether the Company can avoid an unwanted takeover or receive a fair price in a takeover. The supermajority provisions remain beneficial to shareholder interests.

Alternatively, perhaps “shareholder interests” is meant to cover a shareholder’s short-term or long-term economic interest in the Company. The Company believes that this articulation of the meaning of “shareholder interest” also renders the subject statement objectively false. In a 2004 study commissioned by Institutional Shareholder Services, Inc., a well-known advocate for certain corporate governance policies, researchers found that provisions allowing shareholders to approve a merger or amend the company’s charter or bylaws with only a majority vote negatively affected, in a statistically significant way, a company’s return on equity, net profit margin and dividend yield. See Lawrence D. Brown, Ph.D., and Marcus L. Caylor, Corporate Governance Study: The Correlation between Corporate Governance and Company Performance, at Table 5 (Georgia State University, December 7, 2004) (located at http://www. issproxy. corn/pdf/Corporate%20Governance%20Study%201.04.pdf) (“We identify seven factors that are associated most often with bad performance, namely, . . . a simple majority vote is required to approve a merger (not a super-majority), [and]. . . a majority vote is required to amend charter/bylaws (not a super-majority)”). Thus, the supermajority provisions in the Company’s Articles are not detrimental to “shareholder interests,” if a shareholder’s economic interests are meant to be covered by the phrase.

The Company does not believe that either of the above two interpretations of “shareholder interests” is necessarily accurate. The Company does not have significant institutional ownership, and its common stock is lightly traded (as of the date of this letter, the average daily trading volume of the Company’s common stock over the past three months was just under 623 shares per day). The Company believes that there is a significant “shareholder interest” in the Company remaining an independent institution. Using this definition, the above-quoted portion of the Statement in Support is also clearly false, since the supermajority provisions, in helping to prevent unwanted takeovers, are not detrimental to shareholder interests.

As the above discussion makes clear, there are a number of different, equally plausible meanings that can be ascribed to “shareholder interests.” Each of the possible definitions discussed above results in the objective falsity of the assertion that the Company’s supermajority provisions are detrimental to shareholder interests. The Staff has consistently allowed companies to exclude objectively false statements, and on this basis, the above-quoted portion of the Statement in Support may similarly be deleted. See UGI Corporation (December 1 8, 2003).

Even if the Staff does not agree that this assertion in the Statement in Support is objectively false, the language still should be deleted from the Statement in Support because it is materially vague. Above, the Company has set forth three possible definitions of “shareholder interests,” the definition of which is

CUSIP No. 111091104

December 27, 2005

key to the meaning of the subject portion of the Statement in Support. Each shareholder will insert his, her or its own definition of the phrase. Since the Statement in Support is completely unclear regarding what shareholder interests are alleged to be harmed by the supermajority provisions in the Company’s Articles, it will be impossible for the Company to respond accurately to the assertion in its statement in opposition to the Proposal. Nevertheless, the Company likely will feel compelled to submit a statement in opposition in order to disabuse a shareholder of any interpretation of the meaning of “shareholder interests” that results in the above-quoted language being objectively false. The Company’s response will not address every possible definition of the phrase, and some shareholders, with an understanding of the phrase that was not intended by the Statement in Support, may vote on the Proposal in a manner that they would not have voted had they known the intended meaning of “shareholder interests.” The Company may exclude the above-quoted assertion because of the material vagueness of “shareholder interests.”

(3)

 Under the caption “Supermajority Requirements Are Not Favored by Shareholder Advocates,” the Statement in Support quotes the Proxy Voting Guidelines of The Vanguard Group, Inc. (“Vanguard”) and the Corporate Governance Policies of The Council of Institutional Investors (“CII”). The Company agrees that CII may accurately be labeled a shareholder advocate. The Company does not believe, however, that Vanguard is a shareholder advocate. According to its website (http://flagship4.vanguard.com), Vanguard is a “client-owned investment management company” with over $850 billion invested in mutual funds, and the objective underlying its Proxy Voting Guidelines is to “maximize the value of a fund’s investments—and those of fund shareholders—over the long term.” These objectives are likely to result in Vanguard opposing proposals that actual shareholder advocates such as CII support. It is materially false and misleading to assert that Vanguard (which is likely well- known to many of the Company’s shareholders) is a shareholder advocate equivalent to CII. Thus, the Company may delete the quotation of Vanguard’s Proxy Voting Guidelines from the Statement in Support.

(4)

 Under the caption “Supermajority Required to Amend Specific Articles,” the Statement in Support discusses the purported effects of Articles Seventh and Twelfth, Article Tenth and Article Eleventh of the Company’s Articles. The discussion of each Article in the Statement in Support violates Rule 14a-8(i)(3).

(a)

 With respect to Article Seventh, which addresses a merger or asset sale with a shareholder owning 10% or more of the Company’s common stock, and Article Twelfth, pursuant to which the Company elected to be governed by the Mississippi Control Share Act, Miss. Bus. Corp. Act, §79-27-1 et seq., the Statement in Support asserts, “Shareholders should be able to eliminate these provisions if they believe it [stet] discourages legitimate offers.” This statement is materially misleading, as it implies that shareholders do not have the power to eliminate Articles Seventh and Twelfth. It also contradicts the caption under which the statement is located, which correctly indicates that a supermajority vote is required to amend Articles Seventh and Twelfth. The Company believes that this sentence may be omitted from the Statement in Support both because it implies that Articles Seventh and Twelfth of the Company’s Articles cannot be amended at all and because it is likely to confuse shareholders since it conflicts with the caption under which it is located.

(b)

 Article Tenth addresses the election and removal of directors of the Company. With respect to the removal of directors, the Statement in Support provides, “Shareholders may wish to make changes if a board is perceived to be unresponsive to shareholder interests.” As with the sentence discussed immediately above, this statement is materially misleading because it implies that shareholders of the Company currently do not have the power to effect changes to the Company’s Board. This is

CUSIP No. 111091104

December 27, 2005

clearly incorrect. One of the Board’s three classes of directors stands for election at each annual meeting of the Company’s shareholders (a slate consisting of three of the Board’s nine members, including its chairman and vice chairman, will be submitted to shareholders at the Company’s 2006 Annual Meeting of Shareholders). Further, as described in the Company’s 2005 proxy statement, shareholders may recommend candidates for election to the Board.3 Thus, if a shareholder is dissatisfied with the performance of all or certain members of the Board, he, she or it may withhold authority in the voting for directors and/or recommend individuals to the Board for election. The Commission has acknowledged that withholding authority for director nominees is a valid means by which shareholders can express their dissatisfaction with the performance of a company’s directors. See Securities Exchange Act Release 34-31326 (October 16, 1992). This portion of the Statement in Support may mislead shareholders into believing that Article Tenth must be amended in order to elect new directors to the Company’s Board. This misleading statement may be omitted from the Statement in Support.

(c)

 The Statement in Support states that Article Eleventh, which requires the Board to consider certain factors other than the amount of consideration to be paid when evaluating the advisability of a merger, asset sale or certain other types of transactions, allows the Board “to place excessive weight on remaining independent and avoiding an acquisition that would be in shareholders’ economic interest.” This statement is materially misleading. “Remaining independent” is not listed as a factor in Article Eleventh, and thus the portion of the Statement in Support is materially misleading (if not objectively false).

One factor in Article Eleventh requires the Board to evaluate the social and economic effects of the transaction on the Company and its depositors, customers, creditors and employees. Even if this factor is broadly interpreted as permitting the Board to consider the benefits of remaining independent, such an interpretation does not provide the Board any more discretion than it already possesses under Mississippi law. Pursuant to Section 79-4-8.30(f) of the Mississippi Business Corporation Act, “a director, in determining what he reasonably believes to be in the best interests of the corporation . . . in his discretion, may consider any of the following: . . . (4) The long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.” The Statement in Support insinuates that, absent Article Eleventh, the Board would not be allowed to consider the continued independence of the Company when evaluating the merits of a proposed merger or other transaction covered by Article Eleventh. This is materially misleading, and thus this portion of the Statement in Support may be omitted.4

(5)

 Under the caption “Supermajority Provisions are Difficult to Meet, Minority Can Block Majority,” the Statement in Support provides that “if 80% of shares are represented at an annual meeting, then 1% can block the will of 79%.” This statement is materially misleading. It implies that 1% of the Company’s shares have veto power over the votes of 79% of the Company’s shares. No shares have veto power over any other shares of the Company, regardless of the percentage required for approval. The Statement in Support is further misleading because it fails to mention that this perceived veto power of 1% of the shares also will occur if the Proposal is implemented. For a vote where a majority of votes cast is required for approval of the matter, the holders of 1% of the shares can “block the will” of the holders

_________________________________

3To be eligible to submit a director recommendation under the Company’s bylaws, a shareholder must satisfy criteria equivalent to Rule 14a-8’s requirement to submit a shareholder  proposal.
4In addition, the Company believes this portion of the Statement in Support may be deleted because it impugns the character of the members of the Board, a violation of Rule 14a-8(i)(3). The Statement in Support asserts that the Board may weigh the independence factor more heavily than is appropriate. This implies that the Company’s directors will violate the fiduciary duties imposed upon them pursuant to Section 79-4- 830 of the Mississippi Business Corporation Act when evaluating a potential acquisition. The Company’s directors have no intention to violate the law, and such an allegation contravenes Rule l4a-8(i)(3).

CUSIP No. 111091104

December 27, 2005

of 49% of the shares cast. The Staff has previously required the deletion of similar misleading assertions. See, e.g., Albertson’s, Inc. (March 31, 2003) and Northrop Grunman Corporation (March 17, 2003). This portion of the Statement of Support may likewise be deleted by the Company.

(6)

 Under the caption “Board Insulated from Shareholder Economic Interests,” there are two percentages of the stock ownership of the Board. This portion of the Statement in Support is both materially irrelevant and misleading. The statements are irrelevant because the stock ownership of the Board is wholly unrelated to the issue of whether the Company should adopt majority voting. These statements may lead a shareholder to erroneously believe that somehow the adoption of majority voting for all matters submitted to shareholders will have some effect on the stock ownership of the Board, when in fact the Board’s stock ownership is wholly independent of (and thus not relevant to) the voting requirements to approve matters brought before the shareholders. When addressing similar supporting statements, the Staff has concluded that the irrelevant information was misleading and could be excluded. See, e.g., Alaska Air Group (March 13, 2001) (language relating to staggered boards and poison pills in a proposal to adopt majority voting was irrelevant and could be deleted) and Freeport-McMoran Copper & Gold Inc. (February 22, 1999) (in a proposal calling for annual director elections, language relating to the company’s overseas operations could be deleted). Thus, the Company may delete from the Statement in Support the stock ownership percentages.

(7)

 Finally, under the caption “Board Insulated from Shareholder Economic Interests,” the third bullet-point states “Contrary to shareholder interests and rights [sic] management has publicly stated that the Board ‘... has no desire to eliminate B&K Bank in the community we serve.” This selective quotation is grossly misleading. The quotation, which was made by the Company’s Chief Executive Officer, W. Page Ogden, is excerpted from an article in the November 11, 2005 edition of The Natchez Democrat, a copy of which is attached as Exhibit F. In that article, Mr. Ogden was responding to rumors that the Company was the target of a corporate takeover. The selective quotation in the Statement in Support implies that, rather than acting in the best interests of the shareholders, management has attempted to entrench itself The very next sentence of Mr. Ogden’s statement, however, reveals the misleading nature of the above quotation: “We all have a tremendous sense of stewardship toward the bank.” The article later paraphrases Mr. Ogden, noting that “the board of directors takes into account the more than I ,000 shareholders of the company when decisions are made.” An accurate representation of Mr. Ogden’s statements clearly illustrates that management is not acting against shareholder interests, as the Statement in Support misleadingly asserts. The Staff has consistently permitted a company to exclude similar selective quotations. See, e.g., Sempra Energy (February 29, 2000). Similarly, the misleading quotation in the Statement in Support may also be excluded.

C.

 The Statement in Support Impugns the Character of the Company ‘s Directors.

Bulletin 14B holds that a proposal and supporting statement may be excluded or modified where “statements directly or indirectly impugn character, integrity, or personal reputation, or directly or indirectly make charges concerning improper, illegal, or immoral conduct or association, without factual foundation.” As noted above, under the caption “Board Insulated from Shareholder Economic Interests,” the Statement in support provides two percentages of the stock ownership of the Board. The final bullet- point under this caption contains the selective quotation (discussed above) from a newspaper article. This portion of the Statement in Support clearly implies that, because the members of the Board do not own a more significant (but unspecified) percentage of the Company’s stock, they are heedless of the interests of other shareholders and are more concerned with entrenching themselves within the Company.

CUSIP No. 111091104

December 27, 2005

Not only is this implication clearly false, but it also implicitly alleges that the members of the Board are acting illegally. Section 79-4-8.30 of the Mississippi Business Corporation Act requires that a member of the board of directors act in good faith and in the best interests of the company. Subsection (f) of Section 79-4-8.30, discussed above, allows directors, when determining what is in the best interest of a company, to consider, among other things, both the long-term and short-term interests of the company’s shareholders. In asserting that the Board is acting contrary to shareholder interests, the Statement in Support implies that the Company’s directors are breaching their fiduciary duty to the shareholders in violation of §79-4-8.30. The only evidence proffered in the Statement in Support to bolster this assertion of unlawful conduct is the level of stock ownership of the Board and a misleading quotation from a newspaper article. In truth (and as stated in the newspaper article and quoted above), the Board is dedicated to acting in the Company’s best interests, and each member of the Board makes his or her best effort to satisfy the fiduciary duties and other legal obligations owed to the Company.

The Staff has allowed companies to exclude proposals in their entirety when the statements therein impugn character or integrity or assert improper or illegal conduct. See General Magic, Inc. (May 1, 2000) (proposal to change the company’s name to “The Hell with Shareholders” could be excluded in its entirety). Thus, even if the Staff does not find these statements materially false and misleading (as discussed in subsection B above), the Company may delete these statements from the Statement in Support on account of the baseless charges they represent. The Company believes these improper assertions justif,’ excluding the proposal in its entirety, as the Staff permitted in the General Magic, Inc. no-action letter.

D.

The Rule 14a-8(i)(3) Violations are Too Extensive to Allow Revision.

The Staff has stated that “when a proposal and supporting statement will require detailed and extensive editing in order to bring them into compliance with the proxy rules, [the Staff] may find it appropriate for companies to exclude the entire proposal, supporting statement, or both, as materially false or misleading.” Division of Corporation Finance: Staff Legal Bulletin No. 14 (July 13, 2001). As detailed above, the Proposal and Statement in Support are rife with violations of Rule 14a-8(i)(3). The entire Statement in Support must be rewritten to address the Proposal’s effect of requiring majority voting for directors. A number of statements must also be deleted or revised because they are false, misleading, irrelevant or impugn the character of the Board. The Proposal and Statement in Support are not amendable to revisions that “are minor in nature and do not alter the substance of the proposal.” Id.

The Company acknowledges that under Rule 14a-8(I) it is not responsible for the content of the Proposal and the Statement in Support. The Company is responsible, however, for the content of its statement in opposition to the Proposal and the other portions of its 2006 Proxy Materials. Because of the vagueness, false and misleading statements and personal attacks on the Company’s directors found in the Statement in Support, the Company intends to include in its 2006 Proxy Materials a statement in opposition to the Proposal if the Staff does not concur that it may be excluded (and assuming that the Staff does not mandate significant revisions to the Statement in Support). On account of the number of 14a-8(i)(3) violations, the Company’s statement in opposition to the Proposal will by necessity be quite lengthy. The Company shares the Commission’s concerns that other material information in the Company’s 2006 Proxy Materials will be obscured, and thereby lose some of its effectiveness, because of the length of the portion of the Company’s 2006 Proxy Materials dedicated to addressing the Proposal.
See Securities Exchange Act Release No. 34-12999 (November 22, 1976).

For these reasons, it is appropriate that the Proposal be excluded in its entirety.

CUSIP No. 111091104

December 27, 2005

Conclusion

For the foregoing reasons, the Company respectfully requests that the Staff confirm that it would not recommend enforcement action if the Company omits the Proposal from its 2006 Proxy Materials. If you have any questions or if the Staff is unable to concur with the Company’s conclusions without additional information or discussion, the Company respectfully requests the opportunity to confer with the members of the Staff prior to the issuance of any written response to this letter. Please do not hesitate to contact the undersigned at (504) 584-9324.

Please acknowledge receipt of this letter and its attachments by stamping the enclosed copy of the first page of this letter and returning it in the enclosed self-addressed stamped envelope.

Sincerely,

/s/ Mark A. Fullmer

Mark A. Fullmer, Esq.

Enclosures

cc:

W. Page Ogden
Bazile R. Lanneau, Jr.

CUSIP No. 111091104

EXHIBIT F

Rumors of B&K takeover unfounded

By JOAN GANDY
The Natchez Democrat

Natchez — Britton & Koontz Bank is not the target of a corporate takeover, Page Ogden, president and CEO said Tuesday.

“I know the rumors have been flying here lately, but I don’t know of any big suitors we have out there,” Ogden said.

Britton & Koontz is doing well, he said. “And the market for community banks like ours is hot. But our board of directors has no desire to eliminate B&K Bank in the community we serve. We all have a tremendous sense of stewardship toward the bank.”

One impetus for speculation about the sale of the bank may have been Security and Exchange Commission filings by two separate entities earlier this year.

The Schedule 13D filings, one by David M.W. Harvey of Reno, Nev., and the other by Bazile R. Lanneau Jr. of Natchez, call for the bank’s board of directors to pursue a buyer.

The May 23 filing by Harvey, who has filed similar reports on other small banks in which he owns small percentages, indicates that he represents ownership of 147,542 shares of B&K stock, or 6.97 percent.

Total B&K shares outstanding on Sept. 30 were 2.1 million.

In his filing, Harvey refers to the company stock as “undervalued” and says the shareholders would benefit from sale to a larger company.

The Lanneau filing states that B&K stock is “very thinly traded … and undervalued” and that the board should “pursue a sale … to a larger financial services organization.”

A former B&K executive and board member, Lanneau and family members named in the filing own 189,649 shares of stock, or 8.96 percent.

Contacted for comment on the SEC filing, Lanneau said he preferred not to comment at this time but to “let the filing speak for itself.”

Meanwhile, another bank event also may have triggered talk, even though the plan was announced earlier in the year.

On Sept. 15, the bank offered certain employees a “graduated voluntary severance package,” Ogden said. “We extended that offer until Nov. 1.” Tuesday was the last day for the group of employees who chose to take the offer.

“Banking is changing. Technology and certain situations dictate this,” Ogden said. “B&K always tries to be a generous employee and to be a just and fair employee. We’ll have some more details about this severance in about two weeks.”

The Schedule 13D filings are part of being a publicly traded company, Ogden said. “They are shareholders and have the right to say what they want to say. I respect that right,” Ogden said. “With being a public company come all the praise and all the criticism.”

However, the board of directors takes into account the more than 1,000 shareholders of the company when decisions are made.

“We’ll weigh all the complaints. This bank has a very bright future,” Ogden said.

Britton & Koontz Corporation, with headquarters in Natchez, has three banks in Natchez, two in Vicksburg and one in Baton Rouge.

CUSIP No. 111091104

Exhibits A through E omitted, available upon request.

CUSIP No. 111091104

EXHIBIT 7

January 10, 2006

VIA EMAIL to cfletters@sec.gov

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Chief Counsel

I00 F Street, N.E.

Washington, D.C. 20549

Re:

Shareholder Proposal of Bazile R. Lanneau, Jr.

Britton & Koontz Capital Corporation no action request

Ladies and Gentleman:

This letter is written in response to the no-action request letter of Britton & Koontz Capital Corporation (the “Company”) regarding my recent shareholder proposal to eliminate supermajority shareholder voting requirements.

Message is clear and consistent.  It is my belief that, contrary to the Company’s assertions, shareholders will not be mislead by the direct and plain language of my proposal, which, when interpreted in its entirety, has a simple message.  That message is:

1.

that I believe the supermajority voting requirements found in the Company’s corporate governance documents negatively impact the ability of shareholders to effect change within the corporation,

2.

that a lower voting requirement such as a simple majority would be more appropriate and would provide shareholders a greater voice in corporate affairs,

3.

that supermajority provisions are increasingly out of favor with shareholder advocates and substantial investors, and

4.

that, in my opinion, a lower voting requirement would encourage the board of directors and management to be more responsive to shareholder concerns.

Single proposal.  The Company’s request would have the Commission believe that it was my intention to submit a second “Director Election Proposal” requiring a greater vote to elect directors.  It is not my intention and the proposal taken in its entirety does not support this construction. When I modified my Recommendation at the Company’s request (I do not believe it was required) I specifically stated that the unifying concept was “…that the board of directors reduce [italics added] shareholder approval voting requirements…”  The Company’s present confusion in this regard is disingenuous.  I hope the Commission will agree that my intent to reduce and not increase voting requirements is clear.  If the Commission believes there is any possibility of shareholder or legitimate company confusion it can easily be remedied by further modification of the recommendation.  It should be noted

CUSIP No. 111091104

that the Company, in its first objection, did not indicate what it believed the second proposal to be.  Had it done so at that time I would have modified the Recommendation to eliminate the alleged ambiguity.

The Company’s request would have the Commission restrict my proposal to “elimination of takeover defenses”.  That is certainly one aspect of corporate governance provisions which shareholders may subsequently wish to modify.  My proposal is broader than that and is intended to encompass all matters that shareholders may have an interest in.

Shareholder interests.  The Company’s request would have the Commission believe that shareholders are unable to determine what their own interests are.  The definition of “interests” is inherently subjective.  I have confidence in the ability of shareholders to determine what their individual interests are and I recognize that other shareholders, including the board and management, may weigh them differently than I do.  Each shareholder has the right to support or disagree with my proposal.

Background.  The Company asserts that this portion of the proposal is materially false and misleading.  The purpose of this section is to indicate that the supermajority provisions are not required by law, that they were enacted a number of years ago when the purpose of adoption may have been more desirable or appropriate and that I believe circumstances are different today.  My assertions as to when supermajority provisions were adopted were based on memory.

Whether provisions were adopted in the ‘80s or 1996 should be immaterial.  Significant change has occurred within the Company even since the additional supermajority provisions were adopted on May 16, 1996.  Practically speaking, reference to specific dates is not needed and could be eliminated from this portion of the supporting statement if the SEC deems it advisable.

Different company.  In its request the Company asserts that the Background section of the supporting statement is misleading because the company is in fact not a “different company” and that there must be some dramatic change for a proponent to indicate that things have changed.  The Company’s interpretation of a proponents’ ability to describe change is inappropriately restrictive for a statement of support which by its nature will contain subjective phrases which each shareholder must interpret for himself.  Unfortunately, the Company confuses statements of opinion with material factual assertions.

To state that “B&K is a different company” doesn’t require limitation to supermajority provisions.  Yes, all the supermajority provisions have been there for almost a decade, but more importantly the facts and circumstances regarding the Company’s ownership, market for its stock (including liquidity and price), geographic foot print, size of business, etc. have in fact changed.

The Company became listed on the Nasdaq October 17, 1996 after the supermajority provisions and a poison pill were adopted.  The number of shareholders and market

CUSIP No. 111091104

capitalization of the company has approximately doubled.  The shareholder base has become more diversified since the Nasdaq listing.  According to the 1997 proxy statement directors and executive officers of the Company held or controlled 38.87% of the Company’s stock and by my best estimates, the same group now holds or controls less than 8%.

Much more has occurred since 1996.  In order to obtain growth outside the limitation of its sole market in Natchez, the Company entered three additional market areas:  Vicksburg and Madison, Mississippi and Baton Rouge, Louisiana.  Total assets have more than doubled.  However, the Company has since abandoned its Madison, Mississippi initiative, closed two out of three offices in Baton Rouge and embarked on significant staffing and expense reductions in an attempt to improve profitability while fundamental deposit growth has been unimpressive.  The Company, not too surprisingly, has encountered substantial difficulty in penetrating and growing profitably in these highly competitive markets where many competitors have greater managerial depth and financial resources.

Today, two shareholder groups have 13D filings outstanding wherein they suggest that shareholders would be financially better off with a sale of the Company.  This is not “business as usual”, despite, according to a recent news article, management’s indication that ‘The Schedule 13D filings are part of being a publicly traded company.’  Joan Gandy, Rumors of B&K takeover unfounded, The Natchez Democrat, Nov. 1, 2005.

There is ample evidence that significant change has occurred within the Company.

I hope that the Commission will agree that the Background portion of the statement of support fairly presents the idea that there are reasons a shareholder might no longer find supermajority provisions useful.  Certainly, it is clear that this shareholder holds that opinion.  I believe any confusion due to the 1980s reference would be minor and that it can be readily corrected by modification if the Commission deems it advisable.

Proposal and statement are vague.  The Company’s arguments in the section on page 4 titled “A.  The Proposal and Statement in Support are Vague” depend on there being a “Director Election Proposal.”  There is none.

Defensive shield and board economic interests.  My supporting statement indicates that I believe a board and management might use supermajority voting requirements as a defensive shield against shareholder pressure for change.  This is a common theme in today’s corporate world and proposals such as this are neither novel nor unique.  My contention is that there should not be such insulation from accountability to shareholders;  however, that contention does not imply that the practice is illegal or impugn the character of board or management.

Board disagreement with shareholders.  At present there is substantial disagreement between the board and two shareholder groups which have made 13D filings with the Commission  (I am a participant in one).  In both instances, the shareholder groups encourage the Company to sell to a larger financial institution.  The board and management apparently do not want to sell at this time and have said as much to me and to the press.  In this context, board ownership percentages are quite pertinent as is the board’s position regarding sale or

CUSIP No. 111091104

takeover.  These are certainly issues a shareholder would want to consider in determining whether the maintenance of supermajority provisions is advisable or not.

Additionally, I believe management has discussed its position with certain financial analysts.  This may be speculation on my part, but I can only assume that the following excerpt from a research paper published by FTN Midwest Securities Corp. on June 1, 2005 was derived in part from discussions with management, providing further evidence of the Company’s position regarding independence:

“In a 13-D filing on May 23, Hot Creek Capital, David Harvey’s investment vehicle, disclosed ownership of 6.97% of BKBK’s shares. In the filing Hot Creek indicated its intention to “assert shareholders’ rights” and “influence the  policies” of the Company.  Specifically, Hot Creek indicated its intention to push the Board to sell the Company. Despite any public efforts by this group, we believe the Board and management remain firmly committed to maintaining BKBK’s independence. Similarly, while we do not expect the Board to do either over the near term, we believe that BKBK would consider a going private transaction before the Board would opt to find a partner.”

The Company may have valid reasons for wanting to remain independent and is free to discuss them with its shareholders and the public.  At a minimum it is not unreasonable to alert shareholders that some board members’ interests may be different from theirs.  Shareholders should be free to reach their own conclusion and I doubt that a reasonable interpretation includes “heedless” or “illegal”.  Presentation of board ownership and a quote indicating opposition to shareholder initiatives in my supporting statement is totally consistent with the facts surrounding the present shareholder disputes and does not impugn the character of the board or management.

Inclusion of management quote.  In the context of the present public disagreement between certain shareholders and the Company, inclusion of a management quote indicating Company opposition to the shareholders’ stated position is appropriate.  Whether the Company is in fact acting for or against shareholder interests is for the shareholders themselves to determine.

Specific article references.  The Company objects to the inclusion of summary information regarding specific articles.  This section is not intended to be a legal treatise regarding the content and effect of each article, but to identify their subject areas and why I believe the supermajority provisions contained therein may no longer be desirable.  The Company will have unlimited space in its proxy statement to argue the merits of my proposal’s recommendation.

CUSIP No. 111091104

For all the forgoing reasons, I hereby request that the Staff deny the Company’s request.

Please acknowledge receipt of this letter by email to blanneau@bellsouth.net.  The Staff contact me at (601) 445-4143 for further discussion if deemed useful.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

cc:  W. Page Ogden

CUSIP No. 111091104

EXHIBIT 8

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, MS 39120

(601)445-4143

February 6, 2006

VIA EMAIL AND HAND DELIVERY

Mr. W. Page Ogden, Chairman & CEO

Britton & Koontz Capital Corporation

500 Main St.

Natchez, MS  39120

Re:  Director nominations for 2006 Annual Meeting of Shareholders

Dear Mr. Ogden:

I hereby nominate Paul H. Benoist as a Class I director for election at the 2006 Annual Meeting of Shareholders of Britton & Koontz Capital Corporation (B&K).  In the event that the B&K board changes director class assignments from those stated in last year’s proxy or has already done so, I hereby reserve the right to change the class for which Mr. Benoist is nominated.

Benoist, age 51, is a Natchez native and resident and practices law in Vidalia and Baton Rouge, Louisiana.  Benoist holds MBA and JD degrees from Tulane University. Benoist’s experience as an attorney and oil and gas consultant as well as his familiarity with two of B&K’s three markets and his independent mind should make him a valuable addition to the B&K board.   Please see the attached resume of Mr. Benoist for additional information.

I have continuously held at least $2,000 in market value or 1% of the company’s securities entitled to be voted on the nomination at the meeting for at least one year prior to the date of this nomination and intend to hold these securities through the date of the annual meeting.  My address is 790 Hwy 61 South, Natchez, MS  39120.  I am the record or beneficial owner of 63,718 shares of the common stock of B&K.  Attached is a copy of a stock certificate evidencing ownership of 26,850 shares since 1997.  The majority of these shares were acquired July 12, 1993.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

Enclosures

Nominee’s Consent:  I, Paul H. Benoist, hereby consent to nomination for director of Britton & Koontz Capital Corporation and agree to serve if elected.

/s/ Paul H. Benoist

 Paul H. Benoist

CUSIP No. 111091104

Paul H. Benoist

Attorney at Law

410 South Union Street

Natchez, MS 39120

Work Tel. 318.336.7060

Fax 318.336.7069

Website: www.benoistlaw.com

paul@benoistlaw.com

WORK EXPERIENCE:
Present	Sole Practitioner - Vidalia and Baton Rouge, LA. General civil practice.
1999- 8/15/2001

Roussel & Roussel, P.C.  - LaPlace and Baton Rouge, LA.  Complex civil litigation law practice.  Principal practice areas: occupational disease and death cases; products liability personal injury and death cases; oil & gas, natural resources and environmental damages cases; toxic torts, including chemical and carcinogen exposure; contested successions.  Secondary practice areas: administered successions (probate), employment matters, collections.  Five attorney firm.

1997-1999

Benoist & Benoist, L.C. -  Baton Rouge, LA.  Balanced general civil litigation and transactional law practice.  Primary emphasis:  employment law, oil & gas, natural resources damages, immovable (real) property transactions and associated litigation, personal injury and death cases. Preparation of contracts of all types and associated litigation; drafting employment manuals and agreements; regulated gaming transactions and associated litigation, including tribal lands issues; general corporate work for closely-held, family-run corporations, including acquisitions, buy-sell transactions, and business succession planning; administered and contested successions; miscellaneous commercial transactions; title examination, both mineral and real estate; mineral royalty disputes.  Clients included individuals, major and independent oil & gas companies, pipeline companies, banks, and successful closely-held family entities.  Three attorney firm.

1992-1997	Sole Practitioner - Baton Rouge, LA. Same work as Benoist & Benoist, L.C. In addition, practiced in areas of business bankruptcy and security devices.
1989-1991

Taylor, Porter, Brooks & Phillips, LLP - Baton Rouge, LA.  Law clerk and associate attorney in (then) 48 attorney statewide general service law firm.   Practice areas included oil and gas titles, mineral servitude and operating agreement transactions and associated litigation;  general environmental litigation on Superfund sites, document preparation and review;  commercial and residential real estate transactions;  commercial business transactions, including acquisitions and sales of businesses, drafting employment agreements and associated litigation; sequestration, mineral histories, large landowner representation, bank collection and foreclosure work, general commercial litigation, smattering of insurance defense work.

1980-1990

Mobil Exploration & Producing U.S., Inc. - Dallas, TX

(ExxonMobil)

Variety of land and producing department assignments in general exploration and production project management and regulatory compliance in New Orleans, Metairie, Lafayette and Houston Division locations.  Worked Outer Continental Shelf and states of Alabama, Arkansas, Florida, Louisiana and Mississippi.  Began as entry level landman, and worked as relief oil scout, offshore and onshore; selected for special assignment to work on offshore bidding strategy for planning department.  Later selected as one of two individuals to train as prototype project at exploration company acquired by Mobil (former General Crude Oil Company ) located in Metairie, LA.  Heavy workload in south Louisiana well trades and fee properties involving producing properties, including all phases of exploitation, including joint drilling ventures, farmouts, surface leases, damages, oil and gas leases and various contract negotiations.  Thereafter, assigned to handle all of north Louisiana and Arkansas with approximately 1.5 MM acres of leasehold and fee lands.  In Arkansas and north Louisiana, handled all of Mobil’s land responsibilities, including exploration, production, joint ventures and all support agreements, including acreage contributions, options, etc.  In 1987, selected to handle land and deal making component of first formal producing property acquisitions and divestitures group created at Mobil, based at Mobil’s Houston Greenway Plaza office.  In that position, responsible for all Mobil onshore producing properties located east of Sabine River. Closed approximately 75 sales in 3 month period, including closed bid and arms length sales.  In 1988, worked south Louisiana properties in contract administration, farmouts, leasing , rights-of-way acquisition, and well trades of all types while on breaks from law school.

1987-1990; 1992-1999

Oil & Gas Consultant - Baton Rouge, LA.  Negotiations, due diligence, financial analysis, drafted royalty deeds, leases, contracts, drilling participation agreements, operating agreements, working interest evaluations, curative instruments and leases.  Performed Office of Conservation, State Mineral Board, Department of Environmental Quality research for independent and major oil and gas company clients while in law school, and following employment by Taylor, Porter, while maintaining own civil law practice, until began current employment.

EDUCATION:
Tulane Law School - New Orleans, LA; Juris Doctor awarded May 1990; Senior Editor, Tulane Environmental Law Review; Inns of Court.

A.B. Freeman School of Business - Tulane University, New Orleans, LA; Masters in Business Administration awarded December 1980;

Concentration - Finance and Marketing; Dean's List;  Awarded competitive marketing internship placement at Wm. B. Reily Company (Luzianne Tea, Blue Plate Mayonnaise, CDM Coffee), New Orleans, LA, summer 1980.  Internship involved sales forecasting, market trends, market penetration strategies, and other tasks.  Also worked at Louisiana Department of Labor interviewing and placing inner-city disadvantaged youth in summer jobs.

Louisiana State University - Baton Rouge, LA; Bachelor of Arts awarded 1976.  Activities:  President, Student Body; Dean's List; legislative lobbying for LSU and all public college and university student government associations in Louisiana;  Student Member, LSU Intercollegiate Athletic Council, approving varsity sports schedules, academic issues, etc.; Student Member, LSU Media Board;  Student Member, Southern Growth Policies Board (Research Triangle Park, North Carolina); Kappa Sigma Social Fraternity.

LICENSES:

Admitted to practice law in all local and state courts in state of Louisiana; admitted, all Louisiana Federal District and Bankruptcy Courts; admitted, U.S. Fifth Circuit Court of Appeals (Texas, Louisiana and Mississippi); admitted pro hac vice in the U.S. District Court for Southern District of Mississippi and Northern District of Texas, Dallas Division; Louisiana statewide notary public; licensed title insurance agent.

AFFILIATIONS:

Louisiana State and Baton Rouge Bar Associations; American Trial Lawyers Association; American Association of Professional Landmen; Environmental Law and Mineral Law Sections, Louisiana State Bar Association; Uniform Title Standards Committee, Baton Rouge Bar Association; Tulane Alumni Council, Intern and Extern Sponsor for Tulane undergraduate students; Member, LSU Former Student Body Presidents Association. Former member of the following: American Bar Association Sections on Business Law, Natural Resources, Energy and Environmental Law; State Trustee and Regional Chairman,  Ducks Unlimited, Inc.; YMCA Volunteer Coach; Officer and Director, Baton Rouge Association of Petroleum Landmen; PLANO, LAPL landman organizations; Alumnus Advisor, Kappa Sigma Social Fraternity (LSU).

TEACHING EXPERIENCE:

Speaker at various petroleum landman group meetings on Louisiana legislation, mineral leases, office of conservation statute, rules, and procedures, title and pooling and unitization issues; Adjunct Lecturer at University of Louisiana Lafayette for Petroleum Land Management Senior Seminar course, topic: contracts utilized in petroleum land work, 1993-1998.

REFERENCES:
Available upon request.

CUSIP No. 111091104

PHELPS DUNBAR, LLP
COUNSELORS AT LAW
Canal Place
365 Canal Street • Suite 2000
New Orleans, Louisiana 70130-6534
(504) 566-1311

Fax (504) 568-9130

February 10, 2006

VIA E-MAIL (blanneau@,bellsouth.net)

and FIRST CLASS MAIL

Mr. Bazile R. Lanneau, Jr.

790 Highway 61 South

Natchez, MS 39120

Dear Mr. Lanneau:

Page Ogden has forwarded to me your letter to him dated February 6, 2006. I am responding to that letter on behalf of Britton &Koontz Capital Corporation (the "Company").

In your letter you have nominated Paul H. Benoist as a Class I director for election at the 2006 Annual Meeting of Shareholders of the Company. You have reserved the right to change the Class for which Mr. Benoist is nominated.

Are you proposing to the Board of Directors of the Company that Mr. Benoist be considered for nomination by the Board for election as a director of the Company at the 2006 Annual Meeting of Shareholders? If you are, that nomination should have been forwarded to Mr. Ogden no later than November 25, 2005 as disclosed in the proxy statement of the Company distributed in connection with its 2005 Annual Meeting of Shareholders.

The Company currently expects that its 2006 Annual Meeting of Shareholders will be held on or about April 25, 2006. The Company or I will notify you of any change in that date.

With best regards,

Very truly yours,

/s/ Mark A. Fullmer

Mark A. Fullmer

MAFImbv

cc: Mr. W. Page Ogden

CUSIP No. 111091104

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, MS 39120

(601)445-4143

February 10, 2006

VIA E-MAIL (fullmerm@phelps.com)

and FIRST CLASS MAIL

Mr. Mark A. Fullmer, Esq.

Canal Place

365 Canal Street, Suite 2000

New Orleans, LA  70130-6534

Dear Mr. Fullmer:

In your letter dated today you inquired whether my nomination of Paul H. Benoist for a director position with Britton & Koontz Capital Corporation (the “Company”) was meant to be a recommendation to the Board of Directors for their nomination and inclusion in the Company’s proxy.  It is not.

It is my intent that Mr. Benoist be a competitive nominee to the Company’s slate.  In that regard I would appreciate information on the Company’s policies and procedures for cumulative voting as well as how interested shareholders might use or modify the Company’s proxy card to vote for Mr. Benoist.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

cc:  Mr. W. Page Ogden

CUSIP No. 111091104

PHELPS DUNBAR, LLP
COUNSELORS AT LAW
Canal Place
365 Canal Street • Suite 2000
New Orleans, Louisiana 70130-6534
(504) 566-1311

Fax (504) 568-9130

February 13, 2006

VIA E-MAIL (blanneau@bellsouth.net)

and FIRST CLASS MAIL

Mr. Bazile R. Lanneau, Jr.

790 Highway 61 South

Natchez, MS 39120

Dear Mr. Lanneau:

I am writing this letter to you in response to your letter of February 10, 2006.

In your letter, you indicate that Mr. Benoist is to be a competitive nominee to the slate of directors nominated by the board of directors of Britton &Koontz Capital Corporation (the "Company") for election as directors at the 2006 Annual Meeting of Shareholders of the Company.  You further inquire as to the manner in which shareholders might use or modify the Company's proxy card to vote for Mr. Benoist.

The Company's proxy statement and proxy card are being used by the board of directors of the Company to solicit votes for individuals that they have nominated for election as directors of the Company at the 2006 Annual Meeting of Shareholders.  The Company's proxy statement and proxy card are not available for use by shareholders of the Company to vote in favor of Mr. Benoist because the board of directors of the Company will not be soliciting votes for his election as a director.

If you desire to solicit votes in favor of the election of Mr. Benoist as a director of the Company for use at the 2006 Annual Meeting of Shareholders of the Company, you must do so in accordance with the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

With best regards,

Very truly yours,

/s/ Mark A. Fullmer

Mark A. Fullmer

MAF/mbv

cc: Mr. W. Page Ogden (via facsimile)

CUSIP No. 111091104

Bazile R. Lanneau, Jr.

790 Hwy 61 South

Natchez, MS 39120

(601)445-4143

February 16, 2006

VIA E-MAIL (fullmerm@phelps.com)

Mr. Mark A. Fullmer, Esq.

Canal Place

365 Canal Street, Suite 2000

New Orleans, LA  70130-6534

Re:  Britton & Koontz Capital Corporation

Dear Mr. Fullmer:

Thank you for visiting with me this morning.  This is a follow-up letter seeking written affirmation that I have met all procedural requirements to nominate one or more director candidates from the floor at the 2006 Annual Meeting of Shareholders.

As we discussed my present intention is to nominate only one candidate, although I do reserve the right to pursue a more comprehensive proxy solicitation whether for additional or substitute director candidates or for other proposals brought before the Annual Meeting.

Will you please provide confirmation that I have met the procedural requirements, or if I have not, what additional requirements or deadlines are applicable.

As we get nearer the shareholder meeting, I would appreciate meeting guidelines regarding podium time limits, etc. so that there are no surprises for either of us.

Sincerely yours,

/s/ Bazile R. Lanneau, Jr.

Bazile R. Lanneau, Jr.

cc:  W. Page Ogden (via email pogden@bkbank.com)

CUSIP No. 111091104

PHELPS DUNBAR, LLP
COUNSELORS AT LAW
Canal Place
365 Canal Street • Suite 2000
New Orleans, Louisiana 70130-6534
(504) 566-1311

Fax (504) 568-9130

February 16, 2006

VIA E-MAIL (blanneau@bellsouth.netl

and FIRST CLASS MAIL

Mr. Bazile R. Lanneau, Jr.

790 Highway 61 South

Natchez, MS 39120

Re: Britton & Koontz Capital Corporation

Dear Mr. Lanneau:

In response to your letter of February 16, 2006, I am writing this letter to you to confirm that you have met the procedural requirements pursuant to which you may nominate Paul Benoist for election as a director at the 2006 Annual Meeting of Shareholders from the floor at the 2006 Annual Meeting of Shareholders.

I also wish to confirm our conversation today to the effect that at this time you do not intend to file a proxy statement to solicit votes in favor of the election of Mr. Benoist. In lieu of filing a proxy statement, you advised that your current intention is to solicit proxies from no more than 10 people. If you decide to file a proxy statement to solicit votes in favor of Mr. Benoist, I would appreciate prompt notice of your decision.

We will provide guidelines for the 2006 Annual Meeting of Shareholders in late March or early April.

With best regards,

Very truly yours,

/s/ Mark A. Fullmer

Mark A. Fullmer

MAFImbv

cc: Mr. W. Page Ogden (via e-mail)

CUSIP No. 111091104

EXHIBIT 9

February 22, 2006

Response of the Office of Chief Counsel

Division of Corporation Finance

Re:

Britton & Koontz Capital Corporation

Incoming letter dated December 27, 2005

The proposal recommends that the board take all steps necessary to adopt simple majority voting for all matters submitted for shareholder approval, including the elimination of the 80% supermajority voting requirements contained in B&K’s articles of incorporation.

We are unable to concur in your view that Britton & Koontz may exclude the proposal under rule 14a-8(c).  Accordingly, we do not believe Britton & Koontz may omit the proposal from its proxy materials in reliance upon rule 14a-8(c).

We are unable to concur in your view that Britton & Koontz may exclude the proposal under rule 14a-8(i)(3).  Accordingly, we do not believe Britton & Koontz may omit the proposal from its proxy materials in reliance upon rule 14a-8(i)(3).

Sincerely,
/s/ Tamara M. Brightwell
Tamara M. Brightwell Attorney-Adviser